Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2017

FOURTH QUARTER AND FULL-YEAR RESULTS
FOURTH QUARTER NET INCOME INCREASES BY 279%

IRVINE, CA, September 5, 2017 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2017 fourth quarter and full-year ended June 30, 2017.

Quarter Ended June 30, 2017

Net sales for the three months ended June 30, 2017 increased $607,000, or 12%, to $5.6 million from $5.0 million for the three months ended June 30, 2016, due primarily to increased medical device sales, especially in the orthopedic and craniomaxillofacial (“CMF”) surgical segments. Gross profit for the three months ended June 30, 2017 increased $715,000, or 56%, to $2.0 million from $1.3 million for the same period in 2016. The increase in gross margin was due to manufacturing efficiencies mostly derived from investing in capital equipment to increase the in-house machining of parts that had previously been outsourced.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2017 increased 9% to $1.2 million from $1.1 million in the prior year’s corresponding quarter, reflecting primarily our increase general and administrative expenses.

Income from continuing operations for the quarter ended June 30, 2017 increased by $518,000, or 259%, to $718,000, compared to $200,000 in the corresponding quarter in 2016. Net income for the quarter ended June 30, 2017 was $716,000, or $0.18 per share, an increase of 279%, compared to net income of $189,000, or $0.05 per share, for the corresponding quarter in 2016.

Year Ended June 30, 2017

Net sales for the fiscal year ended June 30, 2017 increased $2.8 million, or 14%, to $21.9 million from $19.2 million for the fiscal year ended June 30, 2016, due primarily to increases in medical device revenues. Specifically, our largest customer accounted for an increase of $5.9 million in revenue during fiscal 2017. Offsetting this increase, sales to our former largest customer in the medical device segment decreased by approximately $2.1 million from $3.6 million in fiscal 2016 to $1.5 million in fiscal 2017.

Gross profit for the fiscal year ended June 30, 2017 increased $2.3 million, or 46%, to $7.2 million compared to $4.9 million for fiscal 2016.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2017 increased 8% to $4.5 million from $4.1 million in the prior fiscal year, reflecting increases in general and administrative expenses primarily related to bonus accruals and legal and professional fees.

Income from continuing operations for the fiscal year ended June 30, 2017 was $4.8 million compared to $1.1 million for fiscal 2016. Net income for the fiscal year ended June 30, 2017 was $5.1 million, or $1.25 per share, compared to $822,000, or $0.20 per share, for fiscal 2016.

Although the Company has released its earnings prior to the filing of its annual Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a smaller reporting company and we have more time to do so at fiscal year-end. During our quarterly reporting periods we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission. We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 14, 2017.

CEO Comments

Richard L (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our fourth quarter and full year operating results as we continue to gain momentum. I would like to express my appreciation to the entire team here at Pro-Dex for their perseverance and efforts through some challenging years to get us to the point we are today. We were able to improve margins by in-sourcing certain machined parts and will continue to strive for cost savings through increasing production yields and continued investment in both equipment and personnel. We are excited about our most recent product launch, our new relationship with a startup technology company, and our continued ability to re-invest in our products and technology. We anticipate another profitable year in fiscal 2018 and expect to see increased spending in our research and development efforts as we plan to launch at least one new Pro-Dex branded product in late fiscal 2018.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, spine, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells dental instruments and rotary air motors. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex's products are found in hospitals, dental offices, and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,205	$2,294
Investments	718	—
Accounts receivable, net of allowance for doubtful accounts of $3 and $20 at June 30, 2017 and 2016, respectively	3,538	1,469
Due from factor	—	1,419
Deferred costs	12	238
Assets held for sale	—	287
Other current receivables	86	91
Inventory	3,085	3,364
Prepaid expenses	277	129
Total current assets	11,921	9,291
Plant, equipment and leasehold improvements, net	1,429	1,222
Goodwill	112	112
Intangibles, net	320	451
Deferred income taxes, net	2,048	—
Notes receivable	450	—
Other assets	71	71
Total assets	$16,351	$11,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,159	$841
Accrued liabilities	1,344	1,076
Deferred revenue	19	212
Income taxes payable	—	1
Note payable	26	26
Capital lease obligations	32	—
Total current liabilities	2,580	2,156
Non-current liabilities:
Deferred rent	—	68
Notes and capital leases payable, net of current portion	61	46
Total non-current liabilities	61	114
Total liabilities	2,641	2,270

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,025,193 and 4,052,987 shares issued and outstanding at June 30, 2017 and 2016, respectively	17,704	17,988
Accumulated other comprehensive income	33	—
Accumulated deficit	(4,027)	(9,111)
Total shareholders’ equity	13,710	8,877
Total liabilities and shareholders’ equity	$16,351	$11,147

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Years Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Net sales	$5,597	$4,990	$21,943	$19,189
Cost of sales	3,606	3,713	14,757	14,271
Gross profit	1,991	1,276	7,186	4,918

Operating expenses:
Selling expenses	146	216	585	780
General and administrative expenses	635	476	2,529	1,882
Impairment of goodwill and intangible assets	—	—	113	245
Research and development costs	386	374	1,225	1,204
Total operating expenses	1,167	1,066	4,452	4,111

Operating profit	824	210	2,734	807
Interest expense	(2)	(1)	(12)	(37)
Interest and dividend income	8	—	27	—
Gain from disposal of equipment	—	—	3	18
Gain from sale of Investment in Ramsey Property	—	—	—	340

Income from continuing operations before income taxes	830	209	2,752	1,128
Income tax (expense) benefit	(112)	9	2,089	(25)

Income from continuing operations	718	200	4,841	1,103
Income (loss) from discontinued operations, net of income taxes	(2)	(11)	243	(281)
Net income	$716	$189	$5,084	$822

Basic net income per share:
Income from continuing operations	$0.18	$0.05	$1.20	$0.27
Income (loss) from discontinued operations	—	—	0.06	(0.07)
Net income	$0.18	$0.05	$1.26	$0.20

Diluted net income per share:
Income from continuing operations	$0.18	$0.05	$1.19	$0.27
Income (loss) from discontinued operations	—	—	0.06	(0.07)
Net income	$0.18	$0.05	$1.25	$0.20

Weighted average shares outstanding:
Basic	4,020,415	4,131,076	4,040,308	4,141,353
Diluted	4,057,117	4,177,439	4,077,575	4,173,556

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,084	$822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	555	614
Gain on sale of OMS	(327)	—
Gain on sale of investment in Ramsey	—	(340)
Gain on sale or disposal of equipment	(3)	(18)
Impairment of goodwill and intangible assets	113	245
Share-based compensation	3	4
Deferred income tax benefit	(2,048)	—
Allowance for doubtful accounts	(17)	(16)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(633)	(523)
Deferred costs	226	615
Assets held for sale	(22)	—
Inventory	279	737
Prepaid expenses and other assets	(299)	(5)
Accounts payable, accrued expenses and deferred rent	518	(1,288)
Deferred revenue	(193)	(382)
Income taxes payable	(1)	1
Net cash provided by operating activities	3,235	466

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(606)	(311)
Proceeds from sale of OMS	636	—
Purchase of notes receivable	(450)	—
Investment in Ramsey property and related notes receivable	—	(87)
Proceeds from sale of investment in Ramsey	86	1,992
Proceeds from sale of equipment	3	18
Increase in intangibles	(32)	(24)
Purchase of investments	(663)	—
Net cash provided by (used in) investing activities	(1,026)	1,588

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(57)	(530)
Proceeds from shares issued under ATM	48	—
Proceeds from note payable	—	500
Borrowings from Summit loan	600	1,689
Repayments on Summit loan	(600)	(1,689)
Repurchases of common stock	(312)	(454)
Proceeds from exercise of stock options and ESPP contributions	25	27
Net cash used in financing activities	(298)	(457)

Net increase in cash and cash equivalents	1,911	1,597
Cash and cash equivalents, beginning of year	2,294	697
Cash and cash equivalents, end of year	$4,205	$2,294